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Exhibit 10.23

LOAN AGREEMENT

between

AMERICAN AGCREDIT, FLCA,

and

MAUI LAND & PINEAPPLE COMPANY, INC.

Loan No. 0426195000

December 22, 2010

 TABLE OF CONTENTS

1.	Definitions and Rules of Construction		1
	(a)	Definitions	1
	(b)	Rules of Construction	9
2.	Conditions Precedent		9
	(a)	Required Documents	9
	(b)	Wells Fargo Facility	9
	(c)	Approvals	9
	(d)	Event of Default	9
	(e)	Reimbursement of Expenses	9
	(f)	Modification Fee	9
3.	Conversion of Revolving Loan to Term Loan; Interest Rate		9
	(a)	Conversion of Revolving Loan to Term Loan on the Closing Date	9
	(b)	Interest Rate	9
	(c)	Computation of Interest	10
	(d)	Default Rate	10
	(e)	Interest Not to Exceed Maximum Lawful Rate	10
	(f)	Additional LIBOR Rate Provisions	11
4.	Repayment Terms		11
	(a)	Interest Payments	11
	(b)	Principal Payments; Maturity Date	11
	(c)	Payments Due on Business Days	11
	(d)	Late Charge	12
5.	Modification Fee		12
6.	Prepayments		12
	(a)	Mandatory Principal Prepayment from Sale of Collateral	12
	(b)	Mandatory Principal Prepayment from Sale of Other Assets	12
	(c)	Mandatory Prepayment of Net Issuance Proceeds from Issuance of Equity Interests	12
	(d)	Optional Prepayments	12
	(e)	Payment of Interest with Respect to a Prepayment; No Reborrowing	12
	(f)	LIBOR Breakage	12
7.	Manner and Time of Payment		13
8.	Capitalization		13
9.	Collateral; No Subordination		14
10.	Representations and Warranties		14
	(a)	Corporate Existence; Compliance with Law and Agreements	14
	(b)	Corporate Power; Authorization; Enforceable Obligations	14
	(c)	Financial Statements and Condition; Disclosure	15
	(d)	Taxes	15
	(e)	Licenses; Permits; Intellectual Property Rights	15
	(f)	Labor Matters	16
	(g)	Investment Company Act	16
	(h)	Margin Regulations	16
	(i)	ERISA	16
	(j)	Brokers	16
	(k)	Environmental Matters	17
	(l)	Subsidiaries, Partnerships, and Joint Ventures	17
	(m)	Title Matters	17

i

11.	Affirmative Covenants			17
	(a)	Eligibility		17
	(b)	Corporate Existence		17
	(c)	Compliance with Laws		17
	(d)	Property Maintenance		18
	(e)	Books and Records		18
	(f)	Inspection		18
	(g)	Reports and Notices		18
		(1)	Annual Financial Statements	18
		(2)	Quarterly Financial Statements, Projected Financial Statements and Operating and Capital Plan Updates	18
		(3)	Annual Capital Expenditures Budget	19
		(4)	Annual Budget and Three Year Plan	19
		(5)	Modifications to Six Quarter Rolling Budget	19
		(6)	Notice of Default	19
		(7)	Tax Returns	19
		(8)	Notice of Non-Environmental Litigation	19
		(9)	Notice of Environmental Litigation, Etc	19
		(10)	Consolidated Cash Flow Forecast	19
		(11)	Quarterly Conference Calls	19
		(12)	Other Information	20
	(h)	Insurance		20
	(i)	Kahului Parcel		20
	(j)	Compliance Certificate		21
	(k)	Title Insurance Policy		21
12.	Negative Covenants			21
	(a)	Mergers, Acquisitions, Etc.		21
	(b)	Transfer of Assets		21
	(c)	Change in Business		21
	(d)	Liens		21
	(e)	Capital Expenditures		21
	(f)	Investments		21
	(g)	Restricted Payments		22
	(h)	Transactions with Affiliates		22
	(i)	Indebtedness		22
	(j)	Total Liabilities		22
	(k)	Liquidity		22
	(l)	No Amendment of Wells Fargo Loan Documents		22
13.	Events of Default			22
	(a)	Payment Default		22
	(b)	Representations and Warranties		22
	(c)	Other Covenants and Agreements		22
	(d)	Other Indebtedness		23
	(e)	Judgments		23
	(f)	Insolvency, Etc		23
	(g)	Material Adverse Change		23
	(h)	Cross-Default to Wells Fargo Facility		23

ii

14.	Remedies Upon Events of Default	23
	(a) Termination of Rights; Acceleration	23
	(b) Enforcement	23
	(c) Application of Funds	24
15.	Indemnity	24
16.	Complete Agreement; Amendments	24
17.	Counterparts; Effectiveness	24
18.	Applicable Law	24
19.	MUTUAL WAIVER OF JURY TRIAL	24
20.	Notices	25
21.	Costs and Expenses	25
22.	Effectiveness; Severability	25
23.	Successors and Assigns	26
24.	Communications with Wells Fargo Bank	26
25.	Continuing Validity of Existing Agreements	26
26.	Release	26

iii

Loan No. 0426195000

LOAN AGREEMENT

        This LOAN AGREEMENT ("Agreement") is entered into as of December 22. 2010 (the "Effective Date") by and between AMERICAN AGCREDIT, FLCA ("Lender"), and MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation ("Borrower").

Recitals

        A.    Borrower and Lender are parties to that certain Revolving Line of Credit Loan Agreement dated as of September 1, 2005 (as amended from time to time, the "Previous Loan Agreement"), The Previous Loan Agreement amended, restated, and superseded an earlier loan agreement dated June 1, 1999, and entitled Term Loan Agreement, between Borrower and Lender (which was then known as Pacific Coast Farm Credit Services, ACA).

        B.    Borrower has requested, and Lender has agreed, to amend and restate the Previous Loan Agreement in its entirety to convert the Loan referenced therein from a revolving line of credit to a term loan and Lender has agreed to do so on the terms and conditions set forth in this Agreement and the other Loan Documents.

Agreement

        NOW, THEREFORE, in consideration of the premises and covenants set forth below, the parties hereby agree that the Previous Loan Agreement is hereby amended and restated in its entirety as follows effective from and after the Effective Date:

        1.    Definitions and Rules of Construction.

          (a)    Definitions.    The following terms used in this Agreement shall have the following meanings:

          "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or (iii) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "Agreement" shall mean this Loan Agreement, together with Exhibits and Schedules attached hereto, and as hereafter amended, restated, modified, or supplemented.

          "Applicable Spread" shall mean 4.25%; provided that (a) if the principal balance of the Loan is reduced below Twenty Two Million Five Hundred Thousand Dollars ($22,500,000), and no Event of Default shall have at any time occurred, the Applicable Spread shall be reduced to four percent (4.00)% commencing on the first day of the first month after the occurrence of such reduction, and (b) if the principal balance of the Loan is reduced below Twenty Million Dollars ($20,000,000), and no Event of Default shall have at any time occurred, the Applicable Spread shall be reduced to three and three-quarters percent (3.75%) commencing on the first day of the first month after the occurrence of such reduction.

          "Business Day" shall mean any day that is not a Saturday, a Sunday, or a day on which banks are required or permitted to be closed in the State of California.

          "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases that is capitalized on the balance sheet of Borrower including in connection with a sale-leaseback transaction) by Borrower and its Subsidiaries for the acquisition or leasing of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which are required to be capitalized under GAAP on a consolidated balance sheet of Borrower and its Subsidiaries. Capital Expenditures shall not include (i) the actual value received for existing equipment either traded-in at time of purchase of new equipment or sold in the ordinary course of business (but only to the extent such equipment is replaced), and (ii) expenditures made from insurance proceeds.

          "Capital Lease" shall mean any lease of any property (whether real, personal or mixed) by Borrower or a Subsidiary as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of Borrower or such Subsidiary or otherwise be disclosed as such in a note to such balance sheet.

          "Capitalized Lease Obligation" shall mean obligations under a lease (to pay rent or other amounts under any lease or other arrangement conveying the right to use) that are required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

          "Cash Equivalents" shall mean (a) securities issued, guaranteed or insured by the United States of America or any of its agencies with maturities of not more than one year from the date acquired; (b) certificates of deposit with maturities of not more than one year from the date acquired issued by a United States federal or state chartered commercial bank of recognized standing, or a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, acting through a branch or agency, which bank has capital and unimpaired surplus in excess of $500,000,000 and which bank or its holding company has a short-term commercial paper rating of at least A-2 or the equivalent by S&P or at least P-2 or the equivalent by Moody's; (c) reverse repurchase agreements with terms of not more than seven days from the date acquired, for securities of the type described in clause (a) above and entered into only with commercial banks having the qualifications described in clause (b) above; (d) commercial paper issued by any Person incorporated under the laws of the United States of America or any State thereof and rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's, in each case with maturities of not more than one year from the date acquired; and (e) investments in money market funds registered under the Investment Company Act of 1940, as amended, which have net assets of at least $500,000,000 and at least 85% of whose assets consist of securities and other obligations of the type described in clauses (a) through (d) above.

          "Closing Date" shall mean the date on which all of the conditions precedent described in Section 2 shall have been satisfied or waived by Lender, and the Loan has been funded or applied by Lender to refinance the Term Loan.

          "Collateral" shall mean all of the real property and interests in property described in Section 9, and all other property and interests in property that now or hereafter secure the payment of any of the Obligations.

          "Consolidated Adjusted EBITDA" shall mean, for any period, for Borrower and its Subsidiaries on a consolidated basis, the sum (without duplication) of: (a) Consolidated Net Income; plus (b) the sum of (i) Federal, state, local, and foreign income taxes, (ii) interest expense (including the interest portion of any Capitalized Lease Obligations) and (iii) depletion, depreciation and amortization; plus (c) restructuring expenses; plus (d) the sum of extraordinary expenses and noncash expenses; minus (e) the sum of extraordinary gains and noncash gains.

          "Consolidated Net Income" shall mean, for any period, on a consolidated basis, the net income, if any, of Borrower and its Subsidiaries, determined in accordance with GAAP.

          "Cumulative Non-Collateral Sale Proceeds" shall mean the cumulative amount of Net Non-Collateral Sale Proceeds received by Borrower after the Closing Date.

          "Default" shall mean the occurrence of any event or circumstance that, with the passage of time or the giving of notice or both, would become an Event of Default.

          "Default Rate" shall mean a rate of interest that is four percent (4.00%) higher than the rate otherwise applicable.

          "Disclosure Schedule" shall mean the Disclosure Schedule attached to this Agreement.

          "Environmental Laws" shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5 101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.); and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

          "Environmental Liabilities" shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, environmental permits, or in connection with any release or threatened release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

          "Equity Interest" shall mean, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

          "Event of Default" shall have the meaning assigned thereto in Section 13.

          "Fiscal Quarter" shall mean any of the quarterly accounting periods of Borrower.

          "Fiscal Year" shall mean the 12-month period of Borrower ending December 31 of each year. Subsequent changes of the fiscal year of Borrower shall not change the tem, "Fiscal Year," unless Lender shall consent in writing to such change.

          "GAAP" shall mean United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, administrative, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

          "Guaranty Agreement" shall mean any Continuing Guaranty or other agreement by which a Guarantor has guaranteed all or any portion of the Loan.

          "Hazardous Material" shall mean any substance, material or waste that is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCBs), or any radioactive substance.

          "Indemnified Person" shall mean all Persons indemnified by Borrower pursuant to Section 15.

          "Indebtedness" shall mean, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Mandatorily Redeemable Stock issued by such Person or any other Person, valued at the greater or its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (g) net obligations under any Derivative Contract (which shall be deemed to have an amount equal to the termination value thereof at such time but in no event shall be less than zero); and (h) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person. For purposes of this definition, (x) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the guaranty, and (y) the amount of any Indebtedness described in clause (h)(ii) above shall be the lower of the amount of the obligation and the fair market value of the assets securing such obligation.

          "Investments" shall mean all expenditures by Borrower and its Subsidiaries, other than Capital Expenditures, made for the purpose of acquiring, increasing, or supplementing equity interests of any nature in partnerships, joint ventures, corporations, trusts, associations, or other business entities, or in real or personal property of any kind and as reflected as investments in Borrower's financial statements.

          "Kahului Parcel" shall mean the land owned by Borrower at Kahului, Hawaii, identified as Lots F-1 and F-2 of the Maui Land & Pineapple Company Subdivision, containing 12.818 acres and 7.077 acres, respectively.

          "Legacy Costs" shall mean the expenses (including any settlement expenses) incurred in connection with the Borrower's obligation to purchase the spa, beach club improvements and the sundry store from Kapalua Bay Holdings, LLC, payments to M. Yamamura and Sons, Inc. ("Yamamura") in connection with the settlement of claims made by Yamamura against the Borrower, expenses related to the Timmons/Roeper settlement, various golf-related obligations in connections with claims made by the LPGA and PGA and other expenses resulting from the sale of the Plantation Golf Course and Bay Golf Course closure and termination expenses, various legacy, severance, pension, and retiree expenses, and such other items as may be agreed among Borrower, Lender, and Wells Fargo Bank.

          "Legacy Escrow" shall mean an escrow account established by Borrower for the purpose of paying Legacy Costs.

          "LIBOR Rate" shall mean, for any month, the higher of (a) 1.00% per annum, and (b) the rate determined by Lender to be the rate offered for U.S. Dollar deposits for the thirty-day period commencing on or about the first day of such month (as quoted by Telerate News Service as of 11:00 A.M. London setting time or, at Lender's option, a comparable reference on the Reuters Screen LIBOR Page or such other quotation service as may be chosen by Lender); provided, that if two or more of such offered rates appear on Telerate (or on the Reuters Screen LIBOR Page or alternative service, as the case may be), the "LIBOR Rate" shall be highest of the two rates quoted.

          "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing).

          "Loan Documents" shall mean the Note, this Agreement, the Mortgage, all guaranties of the Loan and all other documents and instruments that evidence and/or secure the Loan or any guaranty of the Loan, all as amended from time to time.

          "Mandatorily Redeemable Stock" shall mean, with respect to any Person, any Equity Interest of such Person which by the terms of such Equity Interest (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than an Equity Interest to the extent redeemable in exchange for common stock or other equivalent common Equity Interests at the option of the issuer of such Equity Interest), (b) is convertible into or exchangeable or exercisable for Indebtedness or Mandatorily Redeemable Stock, or (c) is redeemable at the option of the holder thereof, in whole or part (other than an Equity Interest which is redeemable solely in exchange for common stock or other equivalent common Equity Interests), in each case on or prior to the date on which all Loans are scheduled to be due and payable in full.

          "Maturity Date" shall mean May 1, 2012; provided that if (a) the principal balance of the Wells Fargo Facility equals or exceeds Thirty Million Dollars ($30,000,000), (b) the maturity date of the Wells Fargo Facility is renewed to May 1, 2013 on substantially the same terms as are in effect on the Closing Date, and (c) no Event of Default has at any time occurred, the maturity date for the Loan shall automatically be extended to May 1, 2013.

          "Modification Fee" shall have the meaning set forth in Section 2.

          "Mortgage" shall mean the Mortgage, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing, dated December 30, 1998, executed by Borrower in favor of Pacific Coast Farm Credit Services, ACA, as mortgagee, and recorded December 30, 1998 as Document No. 98-196978, Bureau of Conveyances, State of Hawaii ("Official Records"), as amended from time to time.

          "MPC" shall mean Maui Pineapple Company, Ltd., a Hawaii corporation, or a successor entity that holds all or substantially all of its assets pursuant to a merger, sale or other transaction that has been approved by Lender in its reasonable discretion.

          "Net Issuance Proceeds" shall mean, in respect of any issuance by Borrower of any Equity Interest, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

          "Net Non-Collateral Sale Proceeds" shall mean, with respect to any real property sold by Borrower other than property constituting Collateral, the net sale proceeds received by Borrower after payment of sales commissions and payment of encumbrances on the property sold (including any payments payable under the Wells Fargo Facility to release the property); provided that, with respect to proceeds of the Kahului Parcel, only those sale proceeds constituting part of the "Working Capital Portion" (as defined in Section 11(i)) shall be included within the scope of this definition.

          "Note" shall mean the promissory note dated of even date with this Agreement in the original principal amount of Twenty-Five Million Dollars ($25,000,000) evidencing Borrower's obligation to repay the Loan.

          "Obligations" shall mean all loans, advances, debts, liabilities, and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable and whether or not allowed as a claim in any proceeding referred to in Section 13(f)) owing by Borrower to Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under any of the Loan Documents. This term includes the Loan, all principal, interest, fees, charges, expenses, attorneys' fees and any other sum chargeable to Borrower under this Agreement or any of the Loan Documents.

          "Off-Balance Sheet Obligations" shall mean liabilities and obligations of Borrower, any Subsidiary or any other Person in respect of "off-balance sheet arrangements" (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act) which Borrower would be required to disclose in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of Borrower's report on Form 10 Q or Form 10 K (or their equivalents) which Borrower is required to file with the SEC (or any Governmental Authority substituted therefor).

          "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any Guarantor is a party as lessee made in the ordinary course of business; (iv) workers', mechanics', suppliers' or similar Liens arising in the ordinary course of business that are either not yet due and payable or that are being contested in good faith by appropriate proceedings and for which Borrower or any Guarantor has established adequate reserves; (v) carriers', warehousemen's, or other similar possessory Liens arising in the ordinary course of business; (vi) an attachment or judgment Lien, but only for a period of thirty (30) days following attachment of such Lien and such attachment or judgment lien shall cease to be a Permitted Encumbrance if the obligation that it secures has not been satisfied or bonded during such thirty (30) day period; (vii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, leases or leasehold estates; (viii) Liens securing indebtedness owed by a Subsidiary to Borrower; (ix) security interests securing purchase money indebtedness in capital assets, the acquisition of which is permitted by this Agreement, and so long as the security interest does not encumber any asset other than the asset acquired; (x) any Lien listed as a Permitted Encumbrance on the Disclosure Schedule; and (xi) the refinancing of the real property mortgages referred to in the Disclosure Schedule, provided that such refinancing covers the same property covered by the original mortgages, secures a principal amount not in excess of that secured by such mortgages on the date of refinancing, and the terms of such refinancing have all been negotiated at arms length and are on fair market terms.

          "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

          "Prepayment" shall mean a prepayment, prior to the Maturity Date, of all or any portion of the principal amount of the Loan.

          "Restricted Payments" shall mean (i) dividends or other distributions or payments on account of or with respect to any capital stock of Borrower or of any Guarantor, except distributions consisting of such stock or, in the case of a Guarantor, distributions or payments made to Borrower, (ii) the redemption or acquisition of such stock or of warrants, rights, or other options to purchase such stock, except, in the case of a Guarantor, redemption or acquisition of stock held by Borrower, and (iii) any payment, repayment, redemption, retirement, repurchase or other acquisition, direct or indirect, by Borrower, any Guarantor or any Subsidiary of Borrower or any Guarantor of any principal portion of any obligation or indebtedness that has been subordinated to the indebtedness owed by Borrower to Lender.

          "Revolving Loan" shall mean the loan made by Lender to Borrower under the Previous Loan Agreement.

          "Stock" shall mean all shares, options, warrants, general or limited partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended).

          "Subsidiaries" shall mean any corporation, partnership, limited liability company, joint venture or any other legal entity that in accordance with GAAP would be properly consolidated on the books of the Borrower.

          "Total Liabilities" shall mean, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date.

          "Transaction Costs" shall mean, with respect a sale of property by Borrower, an amount equal to the lesser of (a) the amount of customary and reasonable closing costs actually paid by Borrower in connection with such sale or disposition including escrow, closing, recording, title and legal fees, and a broker's commission (but if the sale involves Collateral, only if the amount of such broker's commission has been approved by Lender in advance), and (b) 7.0% of the gross sales price of the property being sold.

          "Wells Fargo Facility" shall mean the secured revolving line of credit provided by Wells Fargo Bank to Borrower on or about the Closing Date.

          "Wells Fargo Loan Documents" shall mean the agreements, documents, and instruments evidencing the Borrower's obligation to Wells Fargo Bank with respect to the Wells Fargo Facility.

          (b)    Rules of Construction.    Unless otherwise specified, references in this Agreement to a Section, Subsection, clause, Exhibit, or Schedule refer to such Section, Subsection, clause, Exhibit, or Schedule as contained in this Agreement. The words "herein," hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole, including all Exhibits and Schedules hereto, as the same may from time to time be amended, restated, modified or supplemented. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural. The words "including," "includes," and "include" shall be deemed to be followed by the words "without limitation"; references to persons include their respective successors and assigns, to the extent permitted by the loan documents executed in connection with this Agreement, or, in the case of governmental persons, persons succeeding to the relevant functions of such persons; all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations; whenever any provision in this Agreement or any such loan document refers to the knowledge (or analogous phrase) of Borrower or any Affiliate of Borrower, such words are intended to signify that Borrower or such Affiliate has actual knowledge or awareness of a particular fact or circumstance of that Borrower or such Affiliate, if it had exercised reasonable due diligence, would have known or been aware of such fact or circumstance.

        2.    Conditions Precedent.    Lender's obligation to enter into this Agreement is subject to the following conditions precedent:

          (a)    Required Documents.    Borrower shall have delivered to Lender all documents set forth in the document checklist delivered by Lender to Borrower, each of which must be satisfactory to Lender in its sole discretion.

          (b)    Wells Fargo Facility.    Borrower shall, on the Closing Date, have obtained the Wells Fargo Facility and delivered to Lender copies of all of the Wells Fargo Loan Documents, all of which shall satisfactory to Lender in its sole discretion.

          (c)    Approvals.    Lender shall have received evidence satisfactory to Lender that all consents and approvals which are necessary for or required as a condition of the validity and enforceability of this Agreement and all documents and instruments contemplated hereby, have been obtained and are in full force and effect.

          (d)    Event of Default.    No Default or Event of Default shall have occurred and be continuing under the Previous Credit Agreement.

          (e)    Reimbursement of Expenses.    Borrower shall have paid to Lender the amount of all costs and expenses incurred by Lender in connection with the transaction evidenced by this Agreement.

          (f)    Modification Fee.    Borrower shall have paid to Lender the Modification Fee required by Section 5.

        3.    Conversion of Revolving Loan to Term Loan; Interest Rate.

          (a)    Conversion of Revolving Loan to Term Loan on the Closing Date.    On the Closing Date, the outstanding principal balance of the Revolving Loan in the amount of Twenty-Five Million Dollars ($25,000,000) shall be converted to a term loan (referred to herein as the "Loan"). If the balance of the Revolving Loan on the Closing Date shall exceed Twenty-Five Million Dollars ($25,000,000), Borrower shall pay such excess to Lender on the Closing Date.

          (b)    Interest Rate.    Subject to subsections 3(d), 3(e), and 3(f), the Loan shall bear interest at a rate per annum equal to the LIBOR Rate plus the Applicable Spread.

          (c)    Computation of Interest.    All computations of interest shall be made by Lender on the basis of a three hundred sixty (360) day year for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error or bad faith.

          (d)    Default Rate.    Any overdue principal or interest with respect to any portion of the Loan, and the amount of any fees, costs, or expenses that Borrower is obligated to pay to Lender under this Agreement not paid when due, shall immediately and automatically bear interest, payable on demand, for each day until paid at a rate per annum equal to the Default Rate. In addition, upon and after the occurrence of an Event of Default and continuing until such Event of Default has been cured or waived in writing by Lender in accordance with the terms of this Agreement, interest shall accrue on all obligations owed by Borrower hereunder at the Default Rate. The interest rate increase to the Default Rate shall take effect immediately upon the occurrence of an Event of Default, without prior notice to Borrower.

          (e)    Interest Not to Exceed Maximum Lawful Rate.    Notwithstanding anything to the contrary set forth in this Agreement, if at any time until payment in full of all of obligations under this Agreement, the rate of interest payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which Lender would have received had the interest rate payable hereunder been (but for the operation of this Section 3(e) the interest rate payable since the date of this Agreement. Thereafter, the interest rate payable hereunder shall be the rate of interest set forth herein, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this Section 3(e), such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 3(e), shall make a final determination that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid, then to the outstanding principal of the Loan (without premium or penalty), and then to any other unpaid obligations owed by Borrower under this Agreement and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

          (f)    Additional LIBOR Rate Provisions.    If at any time Lender reasonably determines that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR Rate or the LIBOR Rate generally becomes unavailable to Lender, Lender shall promptly give notice thereof to Borrower and shall designate an alternative index that is reasonably comparable to the LIBOR Rate; provided, that Lender's determination under this Section 3(f) as to Borrower shall be in accordance with its treatment of other borrowers under commercial loans generally. In the event that any law, treaty, rule, regulation, or determination of a court or governmental authority or any change therein or in the interpretation or application thereof or compliance by Lender with any request or directive (whether or not having the force of law) from any central bank or governmental authority:

            (1)   shall subject Lender to any tax of any kind whatsoever with respect to any LIBOR Rate, or change the basis of taxation of payments to Lender of principal, interest or any other amount payable under this Agreement (except for changes in the rate of tax on the overall net income of Lender); or

            (2)   shall impose, modify, or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender; or

            (3)   shall impose on Lender any other condition; and the result of any of the foregoing is to increase the cost to Lender of making, renewing, or maintaining any portion of the Loan with interest rates tied to the LIBOR Rate and/or to reduce any amount receivable by Lender in connection therewith;

  then in any such case, Borrower shall pay to Lender, immediately upon demand, such amount or amounts as may be necessary to compensate Lender for any additional costs incurred by Lender and/or reductions in amounts received by Lender which are attributable to LIBOR Rates made available to Borrower hereunder. In determining which costs incurred by Lender or reductions in amounts received by Lender are attributable to such LIBOR Rates, any reasonable allocation made by Lender among its operations shall be conclusive and binding upon Borrower; provided, that Lender's determination under this Section 3(f) as to Borrower is in accordance with its treatment of other borrowers under commercial loans generally.

        4.    Repayment Terms.

          (a)    Interest Payments.    Borrower shall pay interest on the Loan, in arrears, every three (3) months, commencing on January 1, 2011, and continuing on the first day of each April, July, and October thereafter; provided, that interest accrued on the Loan but not otherwise due and payable on the Maturity Date shall become due and payable on the Maturity Date.

          (b)    Principal Payments; Maturity Date.    Except as provided in Section 6(a) Section 6(b), or Section 6(c), the principal balance of the Loan shall be due and payable in full on the Maturity Date; provided, that if the Obligations shall become due and payable in accordance with Section 14 or any other provision of this Agreement prior to such date, then the Maturity Date shall be the date on which the Obligations become due and payable.

          (c)    Payments Due on Business Days.    If any installment of interest or any other amount payable under any Loan Document becomes due and payable on a day other than a Business Day, the payment date for such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal or other payments that bear interest (other than interest first due on such date), interest thereon shall be payable at the then applicable rate during such extension; provided, however, if any installment of interest shall become due and payable on a Saturday, the payment date for such payment shall be the preceding Business Day.

          (d)    Late Charge.    If any payment required under this Agreement is not paid within ten (10) days after it becomes due and payable, Borrower shall pay a late charge to compensate Lender for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to four percent (4%) of such delinquent payment. Such late charge shall be paid in any event not later than the due date of the next subsequent installment of interest. In the event the maturity of the Obligations hereunder occurs or is accelerated, this Section shall apply only to payments overdue prior to the time of such acceleration. This Section shall not be deemed to be a waiver of Lender's right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

        5.    Modification Fee.    In consideration of the execution and delivery of this Agreement by Lender, Borrower shall pay to Lender a loan modification fee of One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500) (the "Modification Fee"), which Modification Fee is equal to 0.75% of the original principal balance of the Loan. The Modification Fee shall be due and payable upon the Closing Date. The full amount of the Modification Fee shall be considered earned upon receipt and no portion of the Modification Fee shall be refundable to Borrower under any circumstances.

        6.    Prepayments.

          (a)    Mandatory Principal Prepayment from Sale of Collateral.    Borrower shall pay to Lender as a principal prepayment the net proceeds (after deduction of Transaction Costs) of any sale of any Collateral.

          (b)    Mandatory Principal Prepayment from Sale of Other Assets.    Borrower shall pay to Lender as a principal prepayment a percentage of the Net Non-Collateral Sale Proceeds as follows: (i) 10% of the first $3,000,000 in Cumulative Non-Collateral Sale Proceeds; (ii) 25% of Cumulative Non-Collateral Sale Proceeds between $3,000,000 and $6,000,0000, (iii) 50% of Cumulative Non-Collateral Sale Proceeds between $6,000,000 and $10,000,0000, (iv) 60% of Cumulative Non-Collateral Sale Proceeds between $10,000,000 and $15,000,0000, and (v) 75% of Cumulative Non-Collateral Sale Proceeds in excess of $15,000,000.

          (c)    Mandatory Prepayment of Net Issuance Proceeds from Issuance of Equity Interests.    Borrower shall pay to Lender as a principal prepayment a portion of the Net Issuance Proceeds received from the issuance by Borrower of any Equity Interest in amount equal to the greater of (i) $5,000,000, or (ii) 50% of the Net Issuance Proceeds.

          (d)    Optional Prepayments.    Borrower shall have the right at any time to make a voluntary Prepayment of all or any portion of the Loan upon at least three Business Days prior notice to Lender; provided that any such Prepayment shall be not less than $100,000.

          (e)    Payment of Interest with Respect to a Prepayment; No Reborrowing.    At any time a Prepayment is made, Borrower shall pay to Lender the amount of all interest that has accrued on the principal being prepaid. Principal amounts being prepaid may not be reborrowed.

          (f)    LIBOR Breakage.    Upon the making of a Prepayment, whether such Prepayment is mandatory or optional, and upon any other payment of principal, Borrower shall simultaneously pay to Lender such amount as shall be specified by Lender as necessary to compensate Lender for all losses, expenses and liabilities that Lender may sustain as a result of Borrower's prepayment of the Loan based on the fact that the Loan is a LIBOR based loan.

        7.    Manner and Time of Payment.    Borrower shall make all payments by wire transfer of immediately available funds as follows:

To:	US AgBank Wichita, Kansas
ABA Routing No.:	101104562A
Account Number:	11575000
Account Name:	American AgCredit, FLCA
Reference:	Loan # 0426195000
Attention	Tina Anaya, Accounting P.O. Box 1120, Santa Rosa, CA 95492 Tel: (707) 545-1200 Fax: (707) 545-4446
Tax ID No.:	94-1160795

(or to such other account as Lender may designate by notice). Borrower shall give Lender telephonic notice no later than 12:00 noon Pacific Time of its intent to make a wire transfer. Wire transfers received after 2:00 p.m. Pacific Time shall be credited on the next Business Day.

        8.    Capitalization.    Borrower agrees to make such investments in Lender as Lender may from time to time require in accordance with Lender's bylaws and capital plan. In connection with the foregoing, Borrower hereby acknowledges receipt, prior to the execution of this document, of copies of the following: Notice Regarding Your Required Investment in this Association, 2009 Annual Report, and the Association's Capitalization Plan and Bylaws. All such investments and all other equities which the Borrower may now own or hereafter acquire or be allocated in Lender shall be subject to a statutory first lien in favor of Lender to secure any indebtedness of Borrower to Lender.

        At the option of Lender, any amounts borrowed to purchase capital stock or participation certificates, and any amounts repaid from redemption of such stock or certificates, may be recorded as part of the loan accounting in the transaction summary, or in a separate stock or loan account.

        A certificate will not be issued for capital stock or participation certificates, but ownership will be evidenced by the records of Lender. THE OWNERSHIP OF THE CAPITAL STOCK OR PARTICIPATION CERTIFICATES WILL BE REGISTERED ON THE RECORDS OF LENDER AS FOLLOWS: MAUI LAND & PINEAPPLE COMPANY, INC., A HAWAII CORPORATION.

        Borrower hereby grants to Lender a security interest in and lien upon all capital stock and participation certificates as collateral for the Loan. Upon an Event of Default, Lender may but is not required to apply all or part of the proceeds from such capital stock or participation certificates against the Loan.

        UNTIL WRITTEN NOTICE OF REVOCATION IS RECEIVED BY LENDER, TIM ESAKI IS AUTHORIZED TO VOTE FOR THE ABOVE-NAMED BORROWER AND IS AUTHORIZED TO REQUEST THE CONVERSION FROM ONE CLASS TO ANOTHER OF ALL SHARES OF CAPITAL STOCK WHICH MAY BE REGISTERED IN THE NAME OF BORROWER.

        As required by Lender's bylaws and the federal income tax law, Borrower agrees that the amount of any distribution of patronage made by written notice of allocation to Borrower after the date of this Agreement will be included in Borrower's gross income for the purpose of federal income tax for the year in which the notice is received.

        Lender hereby confirms that, as of the date of this Agreement, Borrower has made all investments in Lender currently required under its bylaws and capital plan.

        9.    Collateral; No Subordination.    The obligations of Borrower to Lender hereunder shall be secured as follows: (i) Lender shall have first priority Liens on Borrower's fee interests in the real property located on the Island and County of Maui, State of Hawaii and identified as Tax Map Key parcel numbers (2) 2-4-001-003, (2) 2-3-009-008, and (2) 4-3-001-031; (ii) Lender shall have the lien referred to in Section 8 and any other liens provided by the Farm Credit Act; and (iii) Lender shall have, and Borrower hereby grants Lender a security interest in, all cash, accounts, securities, investment property, instruments, documents, or other property of Borrower that is in Lender's possession or under its control (the items described in clauses (i), (ii), and (iii) collectively, the "Collateral"). The obligations of Borrower to Lender under this Agreement shall constitute senior indebtedness and are not subordinate in payment or priority to any other obligations of Borrower. Borrower is not authorized to sell or otherwise transfer of any of the Collateral.

        10.    Representations and Warranties.    Borrower represents and warrants to Lender that, except as may be set forth in the Disclosure Schedule or in a subsequent written disclosure to Lender, each of the following statements is true and correct on the date hereof and shall remain true and correct at all times through the Maturity Date:

          (a)    Corporate Existence; Compliance with Law and Agreements.    Borrower and each Guarantor: (i) are corporations duly organized, validly existing and in good standing under the laws of the State of Hawaii; (ii) are duly qualified as foreign corporations and in good standing under the laws of each jurisdiction where their ownership or lease of property or the conduct of their businesses require such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing would not have a Material Adverse Effect); (iii) have the requisite corporate power and authority and the legal right to own, pledge, mortgage, or otherwise encumber and operate all real property that they own, to lease the real property they operate under lease, and to conduct their businesses as now, heretofore, and proposed to be conducted; (iv) have all material licenses, permits, consents, or approvals from or by, and have made all material filings with, and have given all material notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation, and conduct; (v) are in compliance with their articles or certificates of incorporation and by-laws; (vi) are in compliance with all applicable provisions of law where the failure to comply would have a Material Adverse Effect, and (vii) are not in default, and, to Borrower's knowledge, no third party is in default, under or with respect to any contract, agreement, lease or other instrument to which Borrower or any Guarantor is a party which default in each case or in the aggregate would have a Material Adverse Effect.

          (b)    Corporate Power; Authorization; Enforceable Obligations.    The execution, delivery, and performance by Borrower of the Agreement, and any Loan Document to which Borrower is a party, and by each Guarantor of such Guarantor's Guaranty Agreement: (i) are within Borrower's or such Guarantor's corporate power; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of Borrower's or such Guarantor's articles of or certificate of incorporation or by-laws; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor or any of Borrower's or any Guarantor's property is bound; (vi) will not result in the creation or imposition of any lien upon any of the property of Borrower or any Guarantor; and (vii) do not require the consent or approval of any governmental authority or any other Person, except for consents or approvals which have been duly obtained, made, or complied with. This Agreement constitutes a legal, valid, and binding obligation of Borrower enforceable against it in accordance with its terms except for general principles of equity and the effect of bankruptcy, insolvency, and other laws affecting the rights of creditors generally.

          (c)    Financial Statements and Condition; Disclosure.    The current audited and unaudited financial statements previously delivered by Borrower to Lender, and all financial statements to be delivered by Borrower to Lender pursuant to Section 11(g) fairly present in all material respects the financial position of Borrower as of the dates specified in such financial statements, (i) have been prepared in accordance with GAAP, consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments), and (ii) do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There has been no material adverse change in the financial condition, operations, business, properties or prospects of Borrower since the date of such financial statements except changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact or circumstance known to Borrower that could reasonably be expected to have a Material Adverse Effect. Borrower is solvent and will continue to be solvent after giving effect to the transactions contemplated by this Agreement. There is no action, claim or proceeding now pending or, to Borrower's knowledge, threatened against Borrower before any court, board, commission, agency, or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which, if determined adversely, could have a Material Adverse Effect.

          (d)    Taxes.    Borrower and each Guarantor have filed all tax returns that are required to have been filed in any jurisdiction and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon it or its properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which Borrower or such Guarantor has established adequate reserves in accordance with GAAP. Borrower knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect.

          (e)    Licenses; Permits; Intellectual Property Rights.    Borrower and each Guarantor own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are necessary to the conduct of Borrower's or such Guarantor's business, without known conflict with the rights of others. To the best knowledge of Borrower, no product of Borrower or any Guarantor infringes in any material respect any license, permit, franchise, authorization, patent, copyright, service mark, trademark and trade name or other right owned by any other Person. To the best knowledge of Borrower, there is no material violation by any Person of any right of Borrower or Guarantor with respect to any patent, copyright, service mark, trademark and trade name or other right owned by Borrower or any Guarantor.

          (f)    Labor Matters.    There are no strikes or other labor disputes against Borrower or any Guarantor that are pending or, to Borrower's knowledge, threatened which would have a Material Adverse Effect. All payments due from Borrower or any Guarantor on account of employee health and welfare insurance which would have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of Borrower or such Guarantor.

          (g)    Investment Company Act.    Neither Borrower nor any Guarantor is an "investment company" or an "affiliated Person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended.

          (h)    Margin Regulations.    Neither Borrower nor any Guarantor owns any "margin security", as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board").

          (i)    ERISA.    Each "Plan" (as defined below) is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code ("IRC") and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits have been paid in accordance with the provisions of each such Plan to the extent that the failure to pay any such contribution or benefit would have a Material Adverse Effect. There are no pending or, to Borrower's knowledge, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against Borrower or any Guarantor or any Plan or its assets. Neither Borrower, any Guarantor, nor any ERISA Affiliate of either has incurred or reasonably expects to incur any Withdrawal Liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan. Neither Borrower nor any Guarantor has engaged in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan, which would subject Borrower or such Guarantor (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the IRC or any other material liability. As used above, the term "Plan" shall mean, with respect to Borrower or any Guarantor or any ERISA Affiliate of either, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Borrower maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them. The terms "Qualified Plan" and "Multiemployer Plan" shall have the meaning given them in ERISA.

          (j)    Brokers.    No broker or finder acting on behalf of Borrower or any Guarantor brought about the obtaining, making, or closing of the Loan and neither Borrower nor any Guarantor nor Lender have any obligation to any Person in respect of any finder's or brokerage fees in connection with the Loan.

          (k)    Environmental Matters.    Except as set forth in the Disclosure Schedule, and except for matters that do not relate to any of the Collateral and do not, individually or in the aggregate, constitute a Material Adverse Effect, as of the date of this Agreement: (i) all of Borrower's real property is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such real property and that would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000; (ii) Borrower has not caused or suffered to occur any release of Hazardous Materials on, at, in, under, above, to, from or about any of its real property; (iii) Borrower is and has been in compliance with all Environmental Laws, except for such noncompliance which would not result in Environmental Liabilities which could reasonably be expected to exceed $100,000; (iv) Borrower has obtained, and is in compliance with, all environmental permits required by Environmental Laws for the operations of its respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such environmental permits would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000, and all such Environmental Permits are valid, uncontested and in good standing; (v) Borrower is not involved in operations and does not know of any facts, circumstances or conditions, including any releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of Borrower that could reasonably be expected to exceed $100,000, and Borrower has not permitted any current or former tenant or occupant of any of its real property to engage in any such operations; (vi) there is no litigation arising under or related to any Environmental Laws, environmental permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $50,000 or injunctive relief against, or that alleges criminal misconduct by, Borrower; (vii) no notice has been received by Borrower identifying it as a "potentially responsible party" or requesting information under CERCLA or analogous state statutes, and to the knowledge of Borrower, there are no facts, circumstances or conditions that may result in Borrower being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) Borrower has provided to Lender copies of all existing, material environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to Borrower.

          (l)    Subsidiaries, Partnerships, and Joint Ventures.    Except as set forth in the Disclosure Schedule, Borrower (i) owns no Subsidiaries, (ii) is not a partner in any partnership, or (iii) is not engaged in any joint venture.

          (m)    Title Matters.    There are no Liens encumbering the Collateral other than those that have been disclosed to Lender before the Closing Date.

        11.    Affirmative Covenants.    Unless otherwise agreed to in writing by Lender, while this Agreement is in effect whether or not any indebtedness is outstanding hereunder, Borrower agrees to, and, except with respect to the covenant contained in Section 11(a), to cause each Guarantor to:

          (a)    Eligibility.    Maintain its status as an entity eligible to borrow from Lender.

          (b)    Corporate Existence.    Preserve and keep in full force its corporate status, existence and good standing in the jurisdiction of its organization, its qualifications to transact business in all places required by law, and all licenses, certificates, permits, authorizations, approvals and the like which are material to the conduct of its business or required by law.

          (c)    Compliance with Laws.    Comply in all material respects with all applicable federal, state, and local laws, rules, regulations, ordinances, codes, and orders (collectively "Laws"). Without limiting the foregoing, Borrower agrees to comply in all material respects, and to cause all Guarantors and all Persons occupying or present on any properties of Borrower or any Guarantor to so comply, with all Laws relating to environmental protection.

          (d)    Property Maintenance.    Maintain all of its property that is necessary to or useful in the proper conduct of its business in good working condition, ordinary wear and tear excepted.

          (e)    Books and Records.    Keep adequate records and books of account in which complete entries will be made in accordance with past practices.

          (f)    Inspection.    Permit Lender or its agents, during normal business hours or at such other times as the parties may agree, to examine Borrower's or any Guarantor's properties, books, and records, and to discuss Borrower's or any Guarantor's affairs, finances, and accounts with its respective officers, directors, employees, and independent certified public accountants.

          (g)    Reports and Notices.    Furnish to Lender:

            (1)    Annual Financial Statements.    As soon as possible, but in no event later than ninety (90) days after the end of any Fiscal Year of Borrower occurring during the term hereof, annual financial statements of Borrower prepared in accordance with GAAP consistently applied. Such financial statements shall: (i) be audited by independent certified public accountants selected by Borrower and acceptable to Lender; (ii) be accompanied by a report of such accountants containing an opinion acceptable to Lender; (iii) be accompanied by a compliance certificate from Borrower's chief financial officer, in the form attached hereto as Exhibit A, certifying that as of the date of such financial statement there did not exist a Default or Event of Default under this Agreement; (iv) be prepared in reasonable detail and in comparative form; and (v) include a balance sheet, a statement of income, a statement of retained earnings, a statement of all cash flows and all notes and schedules relating thereto;

            (2)    Quarterly Financial Statements, Projected Financial Statements and Operating and Capital Plan Updates.    No later than sixty (60) days after the end of each Fiscal Quarter: (i) internally prepared quarterly financial statements containing the same information regularly generated by Borrower on its internal quarterly financial statements and its quarterly filings with the Securities and Exchange Commission on Form 10-Q, accompanied by a compliance certificate from Borrower's chief financial officer, in the form attached hereto as Exhibit A, certifying that as of the date of such financial statement there did not exist a Default or Event of Default under this Agreement; (ii) projections of the financial statements of the Borrower for the next six Fiscal Quarters, including a projected income statement, balance sheet and cash flow statement of Borrower for the six Fiscal Quarter period immediately following such Fiscal Quarter, which projection shall state the assumptions used in the preparation thereof, include a description and discussion of the variance of the performance projected in such projected financial statements from the performance during the Fiscal Quarter then ended, and include a commentary with respect to the performance of the segments described in such projected financial statements, accompanied by a certificate from Borrower's chief financial officer certifying that such financial projections represent Borrower's best estimates and assumptions as to performance during such period, which Borrower believes to be fair and reasonable as of the time made in the light of then current and reasonably foreseeable business conditions; (iii) an update of Borrower's operating and capital plan for the Fiscal Quarter then ended, which shall include a segment overview, a review of objectives and work streams, progress updates, a review of actions to date, a responsibility matrix, and an outsourced, leased or sold update; (iv) a reconciliation, on a rolling four quarter basis ending with the most recent Fiscal Quarter then ended, of the actual Consolidated Adjusted EBITDA projected for each Fiscal Quarter during such period to the actual Consolidated Adjusted EBITDA contained in the quarterly financial statements provided by Borrower pursuant to this Section; and (v) a leasing/occupancy status report, together with a current rent roll, for any real property owned by Borrower that is used for retail or commercial purposes;

            (3)    Annual Capital Expenditures Budget.    No later than November 30 of each year, Borrower's capital expenditures budget for the forthcoming Fiscal Year;

            (4)    Annual Budget and Three Year Plan.    No later than thirty (30) days prior to the beginning of each Fiscal Year, Borrower's annual budget for the forthcoming Fiscal Year and rolling three-year plan for the forthcoming three-year period;

            (5)    Modifications to Six Quarter Rolling Budget.    No later than sixty (60) days after the end of each Fiscal Quarter, any modification or group of related modifications to Borrower's capital expenditures budget, its annual budget, or its rolling six quarter budget; if such modification or group of related modifications increases or decreases—the expenditures or revenues described therein by One Million Dollars ($1,000,000) or more;

            (6)    Notice of Default.    Promptly after becoming aware thereof, notice of the occurrence of a Default or Event of Default;

            (7)    Tax Returns.    Within thirty (30) days after filing of such tax returns, a copy of such portions of every federal income tax return filed by Borrower as are necessary to enable Lender to verify Borrower's calculations and, if requested by Lender, a signed copy of the entire tax return;

            (8)    Notice of Non-Environmental Litigation.    Promptly after the commencement thereof, notice of the commencement of all actions, suits, or proceedings before any court, arbitrator, or governmental department, commission, board, bureau, agency, or instrumentality affecting Borrower or any Guarantor which, if determined adversely to Borrower or such Guarantor, could have a Material Adverse Effect;

            (9)    Notice of Environmental Litigation, Etc.    Promptly after receipt thereof, notice of the receipt of all pleadings, orders, complaints, indictments, or any other communication alleging a condition that may require Borrower or Guarantor to undertake or to contribute to a cleanup or other response under environmental laws, or which seeks penalties, damages, injunctive relief, or criminal sanctions related to alleged violations of such Laws, or which claims personal injury or property damage to any Person as a result of environmental factors or conditions, in each case to the extent such communication relates to any of the Collateral or to matters that could reasonably be deemed to constitute a Material Adverse Effect;

            (10)    Consolidated Cash Flow Forecast.    No later than twenty (20) days following the end of each month, a consolidated forecast of the cash flows of Borrower for the upcoming twenty-four month period, which forecast shall state the assumptions used in the preparation thereof and be accompanied by a certificate from Borrower's chief financial officer certifying that such forecast represents Borrower's best estimate and assumption as to performance during such period, which Borrower believes to be fair and reasonable as of the time made in the light of then current and reasonably foreseeable business conditions;

            (11)    Quarterly Conference Calls.    Promptly upon delivery of the financial information described in Section 11(g)(2) above, Borrower's chief financial officer or his/her designee shall make himself/herself available, at a time acceptable to Lender, for a conference call to discuss such information; and

            (12)    Other Information.    Such other information regarding the condition or operations, financial or otherwise, of Borrower or any Guarantor as Lender may, from time to time, reasonably request. All information provided by Borrower to Lender pursuant to this Section shall be in form and substance satisfactory to Lender in all respects.

          (h)    Insurance.    At Borrower's sole cost and expense, maintain, with financially sound and reputable insurers, insurance providing for the following types of coverages in at least the following amounts: (i) "All Risk" physical damage insurance on all of Borrower's tangible real and personal property and assets, including volcanic activity (but not eruption) coverage; (ii) comprehensive general liability insurance on an "occurrence basis" against claims for personal injury, bodily injury and property damage with a minimum limit of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate, which coverage shall include premises/operations, broad form contractual liability, underground, explosion and collapse hazard, independent contractors, broad form property coverage, products and completed operations liability; (iii) with respect to worker's compensation insurance, either self-insurance through reserves in excess of the minimum required amounts, or commercial insurance within the applicable statutory limits, in either case which includes coverage for employee's occupational disease and employer's liability within such legal amounts or limits; (iv) automobile liability insurance for all owned, non-owned or hired automobiles against claims for personal injury, bodily injury, and property damage with a minimum combined single limit of One Million Dollars ($1,000,000) per occurrence; and (v) umbrella insurance of Fifty Million Dollars ($50,000,000) per occurrence and Fifty Million Dollars ($50,000,000) in the aggregate.

            All of such policies shall at all times remain in full force and effect and in form and with insurers recognized as adequate by Lender, and provide coverage of such risks and for such amounts as are customarily maintained for businesses of the scope and size of Borrower's and Guarantor's and as otherwise acceptable to Lender. Lender reserves the right at any time, upon a review of Borrower's and Guarantors' risk profile, to require additional forms and limits of insurance. Borrower shall, if requested by Lender, provide Lender with a report of Borrower's insurance broker concerning Borrower's and Guarantors' insurance policies.

          (i)    Kahului Parcel.    If Borrower shall sell or otherwise dispose of all or any portion of the Kahului Parcel, Borrower shall cause the net proceeds (after payment of Transaction Costs) of such sales to be disbursed as follows: (i) fifty percent (50%) of such proceeds (the "Legacy Portion") shall be disbursed to the Legacy Escrow; provided that after sufficient funds have been deposited into the Legacy Escrow to pay all Legacy Costs in full, the balance of the Legacy Portion shall be disbursed to Wells Fargo as a permanent paydown of the Wells Fargo Facility if required by the terms of the Wells Fargo Facility and, if not so required, disbursed to Lender as a mandatory principal prepayment of the Loan, and (ii) 50% (the "Working Capital Portion") shall be available to Borrower for working capital purposes; provided that a portion of the Working Capital Portion shall be remitted to Lender as a mandatory principal prepayment as set forth in Section 6(b). Borrower shall use funds in the Legacy Escrow to pay Legacy Costs on a reasonably prompt basis. If any funds remain in the Legacy Escrow after payment of all Legacy Costs, such funds shall be disbursed as set forth in clause (i) of this Section 11(i). Borrower shall take whatever reasonable steps shall be requested by Lender and/or Wells Fargo with respect to the Legacy Escrow to ensure that the funds in such account are used solely for payment of Legacy Costs.

          (j)    Compliance Certificate.    On or before the closing of sale of any real property of Borrower, Borrower shall deliver to Lender, and obtain Lender's approval of, a compliance certificate that includes (i) a pro forma closing statement with respect to the proceeds of such sale, and (ii) a reconciliation of how such proceeds are being applied by Borrower, which reconciliation shall demonstrate that such application is in compliance with the terms of this Agreement (including, Section 6(a), Section 6(b), and Section 11(i)).

          (k)    Title Insurance Policy.    Deliver to Lender, no later than January 15, 2011 a title insurance policy (or, at the option of Lender, and endorsement to Lender's current title insurance policy) showing the Mortgage as being valid and enforceable and, in first priority on the Collateral, subject to no title exceptions other than those already shown in Lender's current title insurance policy.

        12.    Negative Covenants.    Unless otherwise agreed to in writing by Lender, while this Agreement is in effect, Borrower will not, and will not permit any Guarantor to:

          (a)    Mergers, Acquisitions, Etc.

            (1)   Merge or consolidate with any other entity, or commence operations under any other name.

            (2)   Without the prior, written consent of Lender, (i) acquire all or substantially all of the assets of any Person or entity, (ii) form or create any new Subsidiary or Affiliate, or (iii) enter into any business venture, including any joint venture, partnership, or limited liability company other than in the ordinary course of business, as conducted on the Closing Date; provided, that Lender's consent to any of the foregoing shall not be unreasonably withheld.

          (b)    Transfer of Assets.    Sell, transfer, lease or otherwise dispose of any of its assets, or cause or permit any Subsidiary to sell, transfer, lease or otherwise dispose of any of its assets, except: (i) inventory in the ordinary course of Borrower's or any Subsidiary's business; (ii) obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of Borrower's or any Subsidiary's business; (iii) all or a portion of the assets of MPC; (iv) all or a portion of the Equity Interest held by Borrower in MPC; and (v) as approved by Lender in writing prior to the sale, transfer, lease or other disposition of such assets.

          (c)    Change in Business.    Engage in any business activities or operations substantially different from or unrelated to Borrower's or such Guarantor's present business activities or operations.

          (d)    Liens.    Create or permit any Lien on any assets of Borrower, except for Permitted Encumbrances.

          (e)    Capital Expenditures.    Make Capital Expenditures in excess of One Million Dollars ($1,000,000) in any given Fiscal Year.

          (f)    Investments.    Make any investment in or loan to any person, other than: (i) cash and Cash Equivalents; (ii) loans to wholly-owned Subsidiaries; (iii) loans to employees, so long as any such loan in excess of Two Hundred Fifty Thousand Dollars ($250,000) is disclosed to and approved by Lender; (iv) loans to Affiliates, subject to the limitations set forth in Section 12(h); (v) existing investments set forth in the Disclosure Schedule; (vi) Investments to acquire the assets of any Person, form or create any Subsidiary or Affiliate, or enter into any business venture, in each case that is related to Borrower's core businesses as of the date of this Agreement, and (vii) purchase money mortgages for the sale of real estate in the ordinary course of business.

          (g)    Restricted Payments.    Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment or incur any obligation (contingent or otherwise) to do so.

          (h)    Transactions with Affiliates.    Enter into any transaction or arrangement with any Affiliate, or permit any Subsidiary to enter into any transaction or arrangement with any Affiliate of it (including the purchase from, sale to, or exchange of. property with, or the rendering of any service by or for any Affiliate), that is not entered into in the ordinary course of business and upon fair and reasonable terms that are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate, other than (i) any transaction between Borrower and any Guarantor, or (ii) any transaction between Borrower and any Subsidiary entered into in the ordinary course of Borrower's business for interest-free loans to Borrower as part of Borrower's customary cash- management practices.

          (i)    Indebtedness.    Incur any Indebtedness other than the Loan, except for Indebtedness disclosed on the consolidated balance sheet of Borrower and its Subsidiaries dated as of September 30, 2009, provided, however, that (i) Borrower may incur Indebtedness under the Wells Fargo Facility not to exceed Thirty Five Million Dollars ($35,000,000) at any time outstanding; and (ii) Borrower may incur up to $250,000 in total Indebtedness outstanding at any time in connection with the acquisition or lease of equipment used in the ordinary course of its business.

          (j)    Total Liabilities.    Permit its Total Liabilities to exceed $175,000,000 at any time, as calculated at the end of each Fiscal Quarter.

          (k)    Liquidity.    Permit its Liquidity, as of the end of any calendar quarter, to be less than $4,000,000. As used herein, "Liquidity" shall mean the sum of (i) cash, (ii) Cash Equivalents, (iii) publicly traded and publicly quoted marketable securities acceptable to Lender in its reasonable discretion, (iv) undisbursed commitment under secured lines of credit available to Borrower, and (v) the amount, if any, not to exceed $2,000,000, by which accounts receivable of Borrower exceed accounts payable of Borrower, net, in connection with any of the foregoing, of any encumbrance, setoff or claim and minus any unsecured Indebtedness of Borrower.

          (l)    No Amendment of Wells Fargo Loan Documents.    Without Lender's prior written consent, Borrower shall not enter into any agreement that modifies or amends the Wells Fargo Loan Documents or modifies any terms applicable to the Wells Fargo Facility.

        13.    Events of Default.    Each of the following shall constitute an "Event of Default" hereunder:

          (a)    Payment Default.    Failure by Borrower to make any payment of principal or interest required to be made under this Agreement within three (3) days of the date when due, or failure to pay any other amount owed to Lender hereunder on the date when due.

          (b)    Representations and Warranties.    Any representation or warranty made by Borrower herein or in any agreement, certificate, or document related hereto or furnished in connection herewith, or by any Guarantor in any Guaranty Agreement or in any agreement, certificate, or document related to such Guaranty Agreement, shall prove to have been false or misleading in any material respect on or as of the date made,

          (c)    Other Covenants and Agreements.    Borrower fails to perform or comply with any covenant or agreement contained in this Agreement (other than those referred to in Section 13(a)) or any Guarantor fails to perform or comply with any covenant or agreement contained in any Guaranty Agreement; provided, that if such failure is by its nature capable of being cured, then such failure shall not become an Event of Default unless such failure remains uncured for fifteen (15) days.

          (d)    Other Indebtedness.    Borrower or any Guarantor shall fail to pay when due any Indebtedness or any other event occurs which, under any agreement or instrument relating to such Indebtedness, has the effect of accelerating or permitting the acceleration of such Indebtedness, whether or not such Indebtedness is actually accelerated.

          (e)    Judgments.    A judgment, decree, or order for the payment of money in excess of One Million Dollars ($1,000,000) shall be rendered against Borrower or any Guarantor, the amount of which judgment, decree, or order is not subject to undisputed insurance coverage, and either: (i) enforcement proceedings shall have been commenced; or (ii) such judgment, decree, or order shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed pending appeal.

          (f)    Insolvency, Etc.    Borrower or any Guarantor: (i) shall become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they come due; or (ii) shall suspend its business operations or a material part thereof or make an assignment for the benefit of creditors; or (iii) shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or custodian for it or any of its property; or (iv) shall commence or have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, provided, however, that, notwithstanding anything in this Section 13(f) to the contrary, Borrower may liquidate, wind-up, dissolve or cease the operations of MPC.

          (g)    Material Adverse Change.    Any material adverse change occurs, as reasonably determined by Lender, in Borrower's ability to perform its obligations under this Agreement.

          (h)    Cross-Default to Wells Fargo Facility.    An "event of default" (as defined in the Wells Fargo Loan Documents") shall occur under the Wells Fargo Facility and shall remain uncured or unwaived for a period of five days.

        14.    Remedies Upon Events of Default.    Upon the occurrence of and during the continuance of each and every Event of Default:

          (a)    Termination of Rights; Acceleration.    Lender may, without notice to Borrower, declare the entire unpaid principal balance under this Agreement, all accrued interest thereon and all other amounts payable under this Agreement, to be immediately due and payable. Upon such a declaration, the unpaid principal balance under this Agreement and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by Borrower.

          (b)    Enforcement.    Lender may proceed to protect, exercise, and enforce such rights and remedies against Borrower and against the Collateral as may be provided by this Agreement, by any Guaranty Agreement, by any Loan Document, or under law, each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of Lender to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, or the exercise of any other right. Without limiting the foregoing, Lender may, as provided in the Farm Credit Act of 1971, as amended, retire and cancel all or any portion of Borrower's stock or other equities in Lender and apply the proceeds thereof against Borrower's indebtedness to Lender. In addition, Lender may hold, set off, sell, and/or apply against Borrower's indebtedness any and all cash, accounts, securities, instruments, documents, or other property in Lender's possession or under its control. If, at the conclusion of any foreclosure or collection of any Collateral, the proceeds of such foreclosure or collection are insufficient to pay and discharge the Obligations in full, then Borrower shall remain liable for the full amount of the remaining Obligations, and Lender shall have all legal rights, remedies, and recourse against Borrower and any remaining Collateral for such remaining Obligations.

          (c)    Application of Funds.    All amounts received by Lender shall be applied to amounts owing under this Agreement in such order and manner as Lender may in its sole discretion elect.

        15.    Indemnity.    Borrower shall indemnify and hold harmless each of Lender and its Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that Borrower shall not be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from that Indemnified Person's gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction.

        16.    Complete Agreement; Amendments.    This Agreement and all documents and instruments contemplated hereby are intended by the parties to be a complete and final expression of their agreement. No amendment, modification, or waiver of any provision hereof or thereof, nor any consent to any departure of Borrower herefrom or therefrom, shall be effective unless approved by Lender and contained in a writing signed by or on behalf of Lender and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement amends and restates, in its entirety, the Previous Loan Agreement.

        17.    Counterparts; Effectiveness.    This Agreement may be executed in any number of separate counterparts, each or which shall collectively and separately constitute one agreement. This Agreement shall become effective upon execution by each party and delivery to the other parties of either an executed original of the signature pages hereof or of a facsimile or other electronic transmission of such executed original of the signature pages hereof.

        18.    Applicable Law.    Except to the extent governed by applicable federal law, this Agreement shall be governed and construed in accordance with the laws of the State of California, without reference to choice of law doctrine.

        19.    MUTUAL WAIVER OF JURY TRIAL.    BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP BETWEEN THE PARTIES.

        20.    Notices.    All notices hereunder shall be in writing and shall be deemed to be duly given upon delivery, if personally delivered, delivered by messenger service, or sent by telegram or facsimile transmission, or three (3) days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

        If to Lender as follows:

    American AgCredit, FLCA
    5560 South Broadway
    Eureka, CA 95503
    Attn: Account Officer—Maui Land & Pineapple
    Fax No.: (707) 442-1268

    and to

    American AgCredit, FLCA
    200 Concourse Blvd.
    Santa Rosa, CA 95403
    P.O. Box 1330
    Santa Rosa, CA 95402
    Attn: Account Officer—Maui Land & Pineapple
    Fax No.: (707) 545-7200

        If to Borrower, as follows:

    Maui Land & Pineapple Company, Inc.
    PO Box 187
    Kahului, Hawaii 96733-6687
    Attn: Chief Financial Officer
    Fax No.: (808) 442-1114

        21.    Costs and Expenses.    Borrower shall pay all costs incurred by Lender, including reasonable attorneys fees, in connection with the preparation for, negotiation of, and documentation of this Agreement, the Loan Documents, and any Guaranty Agreement. If in the future Lender shall employ the services of legal counsel or any other professional or any third party in connection with (i) any request made by Borrower to Lender for a modification, amendment, waiver, or consent in connection with this Agreement, any Other Document, or any Guaranty Agreement, (ii) rendering advice or other services to Lender regarding Lender's rights or obligations under this Agreement or any Other Document or any Guaranty Agreement, whether or not an Event of Default has occurred or a request has been made by Borrower, (iii) representing the interests of Lender in any judicial or nonjudicial action, suit or proceeding instituted by Lender or any other Person connected with or related to or with reference to the Loan or to reclaim, seek relief from a judicial or statutory stay, sequester, protect, preserve or enforce Lender's interests, then in such event Borrower promises to pay reasonable attorney's fees and reasonable costs and expenses incurred by Lender and/or its attorney in connection with the above-mentioned events. Such amounts shall be payable upon demand.

        22.    Effectiveness; Severability.    This Agreement shall continue in effect until all indebtedness and obligations of Borrower hereunder shall have been repaid and all commitments of Lender hereunder have terminated. Any provision of this Agreement or of any instrument or document contemplated hereby which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

        23.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of Lender. Lender may assign all or any portion of its obligations under this Agreement without prior notice to Borrower and such assignment shall relieve Lender of any future obligations hereunder. If Lender shall assign a portion of its obligations, Borrower shall enter into such amendments to the Loan Documents as Lenders shall request, such as providing new or replacement promissory notes and a revision to this Agreement to reflect and agent/lender structure. Lender may grant or sell participation interests in its interests under this Agreement without notice to Borrower.

        24.    Communications with Wells Fargo Bank.    Borrower authorizes Lender and Wells Fargo Bank (or any successor agent or lender under the Wells Fargo Credit Facility) to communicate with each other concerning Borrower's financial affairs and to disclose to the other party any information concerning Borrower and its Subsidiaries.

        25.    Continuing Validity of Existing Agreements.    Except as expressly modified or superseded by this Agreement or a Loan Document entered into in connection with this Agreement, the terms of any Loan Document in effect under the Previous Agreement shall remain unchanged and in full force and effect.

        26.    Release.    Borrower hereby releases, remises, acquits and forever discharges Lender and its employees, agents, representatives, consultants, attorneys, fiduciaries, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (collectively, the "Released Parties"), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of delivery hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement or the transactions contemplated in this Agreement (collectively, the "Released Matters"). Borrower acknowledges that the agreements in this Section are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters.

        Without limiting the generality of the foregoing, Borrower hereby waives the provisions of any statute that prevents a general release from extending to claims unknown by the releasing party, including Section 1542 of the California Civil Code which provides:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

        By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and Borrower may hereafter discover facts in addition to or different from those which Borrower presently knows or believes to be true, but that it is the intention of Borrower to hereby fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that Borrower relied upon in delivering this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever. Borrower acknowledges that Borrower is not relying upon and has not relied upon any representation or statement made by Lender with respect to the facts underlying this release or with regard to Borrower's rights or asserted rights.

        This release may be pleaded as a full and complete defense and/ or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release. Borrower acknowledges that the release contained herein constitutes a material inducement to Lender to enter into this Amendment and that Lender would not have done so but for Lender's expectation that such release is valid and enforceable in all events.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.

BORROWER:
MAUI LAND & PINEAPPLE COMPANY, INC., a Hawaii corporation
By:	/s/ TIM T. ESAKI
Name:	Tim T. Esaki
Title:	Chief Financial Officer
By:	/s/ ADELE H. SUMIDA
Name:	Adele H. Sumida
Title:	Controller & Secretary
LENDER:
AMERICAN AGCREDIT, FLCA
By:	/s/ GARY VAN SCHUYVER
Name:	Gary Van Schuyver
Title:	Vice President

GUARANTORS:

        The undersigned Guarantors hereby consent to, ratify and approve the terms, covenants, conditions and provisions of the foregoing Agreement and agree that the guaranties executed by them include the obligations of the Borrower under the Agreement and, if requested by Lender, to enter into new guaranties.

KAPALUA LAND COMPANY, LTD., a Hawaii corporation
By:	/s/ TIM T. ESAKI
Name:	Tim T. Esaki
Title:	Vice President
By:	/s/ ADELE H. SUMIDA
Name:	Adele H. Sumida
Title:	Controller & Secretary
MAUI PINEAPPLE COMPANY, LTD., a Hawaii corporation
By:	/s/ TIM T. ESAKI
Name:	Tim T. Esaki
Title:	Vice President
By:	/s/ ADELE H. SUMIDA
Name:	Adele H. Sumida
Title:	Controller & Secretary

 DISCLOSURE SCHEDULE

(a)
Any exceptions to representations and warranties: NONE.

(b)
Existing investments:

•
None.

(c)
Permitted encumbrances

•
Fee and Leasehold Mortgage with Absolute Assignment of Leases and Rents, Security Agreement and Fixture Filing, Entered into on November 15, 2007, and as subsequently amended, securing the Amended and Restated Credit Agreement dated October 9, 2009, by and among Maui Land & Pineapple Company, Inc., as borrower, Wells Fargo Bank, N.A. and the financial institutions party thereto.

•
Mortgage, Assignment of Rents, Security Agreement, Financing Statement and Fixture Filing, dated December 30, 1998, and as subsequently amended, executed by Maui Land & Pineapple Company, Inc., in favor of Pacific Coast Farm Credit Services, ACA, as mortgagee.

(d)
All subsidiaries owned by Borrower and all partnerships and joint ventures in which Borrower is engaged.

  Maui Pineapple Company, Ltd.

  Maui Ag Tech LLC

  Royal Coast Tropical Fruit Company, Inc.

  Costa Royal De Panama, S.A.

  Costa Royal De Frutas, S.A.

  Honolua Plantation Land Co., Ltd.

  Kapalua Land Company, Ltd.

  Kapalua Waste Treatment Co., Ltd.

  Kapalua Water Co., Ltd.

  Kapalua Advertising Co., Ltd.

  Kapalua Realty Company, Ltd.

  Pineapple Hill Estates, LLC

  MLP KB Partner LLC

  Kapalua Bay Holdings LLC

  Kapalua Bay LLC

  PGC Operations

  W2005 Kapalua/Gengate Hotel Holdings, LLC

  Kapalua Resort Activities Inc.

  Kapalua General Store Inc.

  Kapalua Plantation Golf LLC

  MLP RCK LLC

  WMV LLC

  Central Resort LLC

  Kapalua Farms LLC

  Hawaii BioEnergy LLC

QuickLinks

  Exhibit 10.23
TABLE OF CONTENTS
LOAN AGREEMENT
Recitals
Agreement
DISCLOSURE SCHEDULE